AMENDMENT TO

MUTUAL FUND SERVICES AGREEMENT

FOR FUND ADMINISTRATION, FUND ACCOUNTING AND COMPLIANCE SUPPORT

SERVICES

This AMENDMENT TO THE MUTUAL FUND SERVICES AGREEMENT (“Amendment”) dated as of June 1, 2016, is by and between Spirit of America Investment Fund, Inc. (the “Company”) and Ultimus Asset Services, LLC (“UAS”).

WITNESSETH:

WHEREAS, the Company and UAS, formerly Huntington Asset Services, Inc. (“HASI”) are parties to a certain Mutual Fund Services Agreement dated September 1, 2012 (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the “Agreement”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the following:

1.	Exhibit A to the Agreement is hereby amended, as set forth in Exhibit 1 attached hereto and made a part hereof.

2.	Exhibit E to the Agreement is hereby amended, as set forth in Exhibit 2 attached hereto and made a part hereof.

3.	Section 9 of the Agreement is hereby amended, to add the following: “In the event that the Company’s board of directors decides to liquidate all of the Company’s Funds or otherwise exit the mutual fund business or if the Spirit of America Management Corp., the Adviser, decides to transfer control of the Adviser to an unaffiliated third-party, then the Company may terminate this Agreement prior to the end of the Initial Term or any renewed term, without additional fees or penalties, by giving no less than ninety (90) days advance written notice of termination.”

4.	The Agreement, as amended, shall become effective on June 1, 2016 and shall continue in effect for a term of 3 years, unless terminated pursuant to Section 9 of the Agreement.

5.	This Agreement, as amended, may be modified or amended only by mutual written agreement between the parties.

IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

ULTIMUS ASSET SERVICES, LLC
(f/k/a Huntington Asset Services, Inc.)

By:	/s/ Mark J. Seger
Name:	Mark J. Seger
Title:	President

SPIRIT OF AMERICA INVESTMENT FUND, INC.

By:	/s/ Alan P. Chodosh
Name:	Alan P. Chodosh
Title:	Treasurer and Secretary

EXHIBIT 1

EXHIBIT A

To Mutual Fund Services Agreement

List of Portfolios

Spirit of America Real Estate Income and Growth Fund, Class A Shares and Class C Shares

Spirit of America Large Cap Value Fund, Class A Shares and Class C Shares

Spirit of America Municipal Tax Free Bond Fund, Class A Shares and Class C Shares

Spirit of America Income Fund, Class A Shares and Class C Shares

Spirit of America Income & Opportunity Fund, Class A Shares and Class C Shares

Spirit of America Energy Fund, Class A Shares and Class C Shares

This Exhibit A, amended as of June 1, 2016, is hereby incorporated and made part of the Mutual Fund Services Agreement for Fund Administration, Fund Accounting and Compliance Support Services, between the Spirit of America Investment Fund, Inc. and Ultimus Asset Services, LLC (formerly, Huntington Asset Services, Inc.), dated September 1, 2012, as amended (the “Agreement”), and replaces any and all prior versions of Exhibit A to the Agreement.

EXHIBIT 2

EXHIBIT E

To Mutual Fund Services Agreement

ULTIMUS ASSET SERVICES, LLC

AMENDED FUND ACCOUNTING AND FUND ADMINISTRATION FEE SCHEDULE

I	Base Fees (as defined in the General Description of Fund Accounting, Fund Administration and Compliance Support Services) [I][2]

Annual Basis Point Fees:

0.08% for the first $250 million in average net assets of the Company;

0.06% from $250 million to $500 million in average net assets of the Company;

0.04% from $500 million to $1 billion in average net assets of the Company;

0.025% over $1 billion in average net assets of the Company.

[1]	Fees do not include out-of-pocket expenses which include but are not limited to: postage, special reports, proxies, insurance, auditing fees, legal fees, bank fees, record storage, federal and state regulatory filing fees and all other expenses incurred on behalf of the Company or its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

[2]	The above fees, when added to the fees payable under the Amended Transfer Agency Fee Schedule, dated June 1, 2016, will be subject to an annual minimum of $500,000 with respect to the Company.

II	Pricing

Security pricing fees are considered out-of-pocket expenses and are to be paid by the Company.

III	Other Services

• Multiple advisors/sub-advisors per portfolio	• $10,000 per advisor/sub-advisor in excess of one trading per portfolio

• Multiple custodians	• $5,000 per custodial account in excess of one per portfolio

• ADHOC Report Generation	• $150 per report

• Programming or Custom Data Extraction:

• Programmers	• $150 per hour

• Third Party Vendor	• Quoted As Needed

• Blue Sky Filings	• $100 per filing

• CCO Support	• Included in Annual Basis Point Fees

IV	Repricing Charges

For incorrect or untimely information provided by an Advisor or its Agent, UAS may charge $500.00 per day for each day that a portfolio is repriced. UAS reserves the right to charge $50 per occurrence for each information change where repricing is not required, but additional work processes must be performed or repeated, e.g., incorrect/late trade ticket.

CONVERSION AND NEW FUND SET-UP FEES

I	New Fund Start-Up/Existing Fund Conversion Fee

• New fund establishment (Post Conversion)	• $ 10,000 per portfolio

• Electronic conversion	• UAS will waive its conversion fees

This Exhibit E, amended as of June 1, 2016, is hereby incorporated and made part of the Mutual Fund Services Agreement for Fund Administration, Fund Accounting and Compliance Support Services, between the Spirit of America Investment Fund, Inc. and Ultimus Asset Services, LLC (formerly, Huntington Asset Services, Inc.), dated September 1, 2012, as amended (the “Agreement”), and replaces any and all prior versions of Exhibit E to the Agreement.